                                                                   EXHIBIT 10.13

                             EMPLOYMENT AGREEMENT

     AGREEMENT, made as of this 25th day of January, 1999, by and among BSB BANK & TRUST COMPANY, a New York-chartered commercial bank and trust company having its principal place of business in Binghamton, New York (the "Bank"), BSB BANCORP, INC., a Delaware corporation owning all of the issued and outstanding shares of capital stock of the Bank ("BSB Bancorp") (the Bank and BSB Bancorp, collectively, the "Employers"), and John P. Driscoll, an individual residing in Skaneateles, New York (the "Executive").

     WHEREAS, the Executive has entered into an Employment Agreement dated as of January 1, 1998 (the "Prior Agreement") with Skaneateles Bancorp, Inc., a Delaware corporation ("Skaneateles Bancorp") and Skaneateles Savings Bank ("Skaneateles Bank");

     WHEREAS, Skaneateles Bancorp is expected to enter into an Agreement and Plan of Merger on the date hereof with BSB Bancorp pursuant to which, among other things, Skaneateles Bancorp will be merged with and into BSB Bancorp and immediately thereafter Skaneateles Bank will be merged with and into BSB Bank (collectively, such mergers are referred to as the "Merger");

     WHEREAS, the parties understand that, pursuant to the Prior Agreement, the Executive may voluntarily terminate the Prior Agreement and his Employment thereunder following a "Change in Control" (as defined in the Prior Agreement) and, following such termination, the "Successor" (as defined in the Prior Agreement) would be required to make certain payments to the Executive, subject to the express terms and conditions of the Prior Agreement;

     WHEREAS, the Employers and the Executive desire that the Executive be employed as the Executive Vice President of the Bank and BSB Bancorp effective as of the closing of the Merger;

     WHEREAS, the parties understand that the Merger will constitute a "Change in Control" (as defined in the Prior Agreement) and the Employers will be "Successors" (as defined in the Prior Agreement);

     WHEREAS, the Employers have agreed that solely for purposes of applying certain provisions of the Prior Agreement, the Executive will be deemed to have voluntarily terminated his employment thereunder immediately after the closing of the Merger;

     WHEREAS, the Boards of Directors of the Employers (collectively, the "Boards"), have approved and authorized the Employers to enter into this Agreement with the Executive; and

     WHEREAS, the parties desire to enter into this Agreement, setting forth the terms and conditions for the employment relationship of the Executive with the
Employers:

     NOW, THEREFORE, it is AGREED as follows:

     1.   Employment.  Subject to and immediately following the closing of the
          ----------
Merger, the Executive shall be employed as the Executive Vice President of the Bank and BSB Bancorp and shall serve in such capacity during the Employment Term (as defined in Section 5 below). As the Executive Vice President of the Bank and BSB Bancorp, the Executive shall render executive, policy and other management services to the Employers of the type customarily performed by persons serving in a similar officer capacity and shall report to the Chief Executive Officer(s) of the Employers, except as such Chief Executive Officer(s) reasonably shall otherwise determine. The Executive shall also perform such duties as the Chief Executive Officer(s) of the Employers or the Boards may from time to time reasonably direct.

     2.   Compensation.
          ------------

          (a) The Employers agree to pay the Executive during the Employment Term (defined below) a salary at an annual rate not less than $147,660. The Executive's salary shall be increased in the sole and absolute discretion of the Boards or committees thereof duly authorized by the Boards to so act.

          (b) The salary of the Executive shall not be decreased at any time during the Employment Term from the amount then in effect, unless the Executive otherwise agrees in writing. Participation in deferred compensation, discretionary bonus, retirement and other employee benefit plans and in fringe benefits, other than salary reduction programs in which the Executive elects to participate, shall not reduce the salary payable to the Executive under this
Section 2. The salary under this Section 2 shall be payable to the Executive not less frequently than monthly. The Executive shall not be entitled to receive fees for serving as a director of the Employers or any of their subsidiaries or for serving as a member of any committee of the Boards of Directors of the Employers or any of their subsidiaries.

     3.   Business Expenses.  The Employers shall pay or reimburse the Executive
          -----------------
for the reasonable monthly cost, including dues, of maintaining his existing memberships at the Skaneateles Country Club, Onondaga Country Club and Oak Hill Country Club, up to $1,250 per month. The Bank shall furnish the Executive with the use of a suitable vehicle (including maintenance) which, unless otherwise agreed in writing by the parties, shall be the same vehicle as is provided to the Executive by Skaneateles Bank on the date of this Agreement. To the extent that the Employers authorize the Executive to incur other expenses, including the reasonable costs of authorized business entertainment and travel, in connection with the performance of his duties hereunder, the Employers shall reimburse the Executive for such authorized expenses promptly upon periodic presentation by the Executive of an itemized account of such expenses.

     4.   Participation in Retirement and Employee Benefit Plans; Fringe
          --------------------------------------------------------------
Benefits. During the Employment Term, the Executive shall be eligible to participate in all incentive, bonus, management recognition, equity compensation, retirement, deferred compensation, fringe benefit or welfare benefit plans of the Employers that are applicable to executive employees generally, including plans providing for stock options, restricted stock, employee stock purchases, pension or retirement income, retirement savings, employee stock ownership, deferred compensation and medical, prescription drug, dental, disability, employee life, group life, accidental death and travel accident insurance that the Employers may adopt or maintain for the benefit of executive employees during the Employment Term, in accordance with the terms of such plans. Subject to Section 11 below, the Executive shall be entitled to any vested retirement benefit payable to him under the terms of benefit plans and arrangements sponsored or maintained by Skaneateles Bancorp and Skaneateles Bank, including, without limitation benefits payable to him under the Supplemental Retirement Agreement entered into as of January 1, 1998 by and among Skaneateles Bancorp, Skaneateles Bank and the Executive.

     5.   Term.  The term of employment under this Agreement shall commence on
          ----
the date of the closing of the Merger and shall end on December 31, 2001 (the "Employment Term"). The Employment Term may be extended by written agreement executed by the Employers and the Executive.

     6.   Standards. The Executive shall perform his duties and responsibilities
          ---------
under this Agreement in accordance with such reasonable standards as may be established from time to time by the Boards and communicated in writing to the Executive. The reasonableness of such standards shall be measured against standards for executive performance generally prevailing in the financial institutions industry.

     7.   Voluntary Absences; Vacations.  The Executive shall be entitled,
          -----------------------------
without loss of pay, to absent himself voluntarily for reasonable periods of time from the performance of his duties and responsibilities under this Agreement. All such voluntary absences shall count as paid vacation time, unless the Boards otherwise approve. The Executive shall be entitled to paid vacation days totaling 20 business days per year. The timing of paid vacations shall be scheduled in a reasonable manner by the Executive.

     8.   Termination of Employment.
          -------------------------

          (a)  (i)   Subject to the other provisions of this Agreement, the
Employers may terminate the Executive's employment at any time.

               (ii) Except as specifically provided in Section 10 of the Prior Agreement, the Executive shall have no right to receive compensation or other benefits for any period after he voluntarily terminates of his employment without "Good Reason" (as defined below) or the Employers involuntarily terminate his employment for Cause. "Cause" shall mean the Executive's personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, willful failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order of the Federal Deposit Insurance Corporation ("FDIC") or a material breach of any provisions of this Agreement. For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Employers; provided that any act or omission to act on the Executive's behalf in reliance upon an opinion of counsel satisfactory to the Employers shall not be deemed to be willful.

               (iii) The parties acknowledge and agree that damages that will result to the Executive for involuntary termination without Cause shall be extremely difficult or impossible to establish or prove, and agree that, subject to Section 11 of this Agreement, unless such involuntary termination is for Cause, the Employers shall be obligated, following such termination, to continue to pay to the Executive compensation in accordance with Section 2 hereof for the remaining term of this Agreement. The amounts payable to the Executive hereunder following termination without Cause during the first 12 months of the Employment Term shall be reduced to the extent of the Executive's earned income (within the meaning of section 911(d)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code")) during the period for which the Executive's compensation continues to be paid hereunder and the Executive shall provide the Employers prompt written notice of the amount of such earned income. In the event of termination of the Executive's employment after the first 12 months of the Employment Term, the amounts payable hereunder shall not be reduced by the Executive's earned income (as defined above) after termination of his employment with the Employers. The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled as expressly provided by the terms of this Agreement and the Prior Agreement, the payments provided for under this Section 8(a)(iii) shall constitute liquidated damages and shall be in complete satisfaction of the Employers' obligations under this Agreement.

               (iv) In addition to the liquidated damages above described that are payable to the Executive, subject to Section 11 of this Agreement, in the event of any such termination without Cause, during the period in which payments are required to be made under Section 8(a)(iii) above, or such longer period as may be provided by the terms of the appropriate plan, the Employers shall continue in effect all medical, prescription drug, dental, disability, employee life, group life and accidental death insurance and other employee welfare plans for the benefit of the Executive and, if applicable, the Executive's family, which would have been provided to them in accordance with Section 4 of this Agreement if the Executive's employment had not been terminated; provided, however, that if the Executive is eligible to receive medical, prescription drug or dental benefits under an employee benefits plan sponsored by a subsequent employer, the medical prescription drug and dental benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.

               (v) If the Executive voluntarily terminates his employment with the Employers during the Employment Term for "Good Reason," such termination shall be deemed to have been an involuntary termination by the Employers of the Executive's employment without Cause. "Good Reason" shall mean:

                    (1) the assignment to the Executive by the Employers (or either of them) of duties materially inconsistent with the Executive's position, duties, responsibilities, and status as Executive Vice President of the Employers, a material adverse change in the Executive's titles or offices, any removal of the Executive from or any failure to reelect the Executive to any of such officer positions, except in connection with the termination of his employment for Cause, or any action that would have a material adverse effect on the physical conditions in which or location at which the Executive performs his employment duties;

                    (2) a reduction by the Employers in the Executive's salary under Section 2(a) without the Executive's consent; or

                    (3) any other action or inaction that constitutes a material breach by the Employers or either of them of this Agreement or the Prior Agreement.

          (b) The Executive shall have no right to terminate his employment under this Agreement before the end of the Employment Term, unless (i) such termination is approved by the Boards or (ii) such termination is with "Good Reason" as defined above. In the event that the Executive violates this provision, the Employers shall be entitled, in addition to their other legal remedies, to enjoin the employment of the Executive with any significant competitor of the Employers (or either of them) for a period of one year or the then remaining Employment Term plus six months, whichever is less. The term "significant competitor" shall mean any commercial bank, savings bank, savings and loan association, mortgage banking company or a holding company affiliate of any of the foregoing which, at the date of its employment of the Executive, has an office out of which the Executive would be primarily based that is located within 75 miles of the Bank's office located at 431 East Fayette Street, Syracuse, New York. If any court or other tribunal having jurisdiction to determine the validity or enforceability of this paragraph determines that, strictly applied, it would be invalid or unenforceable, the definition of "significant competitor" and the time provisions used shall be deemed modified to the extent necessary (but only to that extent) so that the restrictions in that subsection, as modified, will be valid and enforceable.

          (c) In the event the employment of the Executive is terminated by the Employers without Cause under Section 8(a) hereof and the Employers fail to make timely payment of the amounts then owed to the Executive under this Agreement, the Executive shall be entitled to reimbursement for all reasonable costs, including attorneys' fees, incurred by the Executive in taking action to collect such amounts or otherwise to enforce this Agreement, plus interest on such amounts at the rate of one percent above the prime rate (defined as the base rate on corporate loans at large U.S. money center commercial banks as published by The Wall Street Journal), compounded monthly, for the period from the date of employment termination until payment is made to the Executive. Such reimbursement and interest shall be in addition to all rights which the Executive is otherwise entitled to under this Agreement.

          (d) In the event of the Executive's death during the Employment Term, his estate shall be entitled to receive any unpaid salary or other compensation owing to the Executive. This Agreement shall thereupon terminate, except that any vested rights of the Executive shall then be exercised by his estate.

          (e) In the event the Executive becomes disabled during the Employment Term under circumstances that would entitle him to benefits under the Bank's long-term disability plan and, as a result of such disability, he is unable to perform his duties hereunder for an uninterrupted period of more than six months, the Employers may terminate the Executive's employment without liability under Section 8(a) hereof and this Agreement shall thereupon terminate. Any such termination shall not affect the Executive's rights to benefits pursuant to any applicable long-term disability plan of the Employers.

          (f) Notwithstanding any other provision in this Agreement, (i) the Employers may terminate or suspend this Agreement and the employment of the Executive hereunder, as if such termination were for Cause under Section 8(a) hereof, to the extent required by the applicable laws of the State of New York related to banking, by applicable federal law relating to deposit insurance or bank holding companies or by regulations or orders issued by the New York State Banking Department, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation or other state or federal banking regulatory agency having jurisdiction over BSB Bancorp or the Bank and (ii) no payment shall be required to be made to or for the benefit of the Executive under this Agreement to the extent such payment is prohibited by applicable law, regulation or order issued by a banking agency or a court of competent jurisdiction; provided, that it shall be the Employers' burden to prove that any such action was so required.

     9.   Prior Agreement.  The parties agree that, solely for purposes of
          ---------------
applying the Prior Agreement, the Executive shall be deemed to have voluntarily terminated the Prior Agreement and his employment thereunder immediately after the closing of the Merger, and that such voluntary termination of the Prior Agreement shall not affect his entitlement to the payments and benefits specified in Section 10 of the Prior Agreement, which payments and benefits shall be made and provided to the Executive within 30 days after the closing of the Merger. The Executive represents and warrants to the Employers that he has provided to them true and correct copies of Wage and Tax Statements (Forms W-2) reflecting his annual compensation from Skaneateles Bank that was includible in his gross income for federal income tax purposes for his taxable years ended December 31, 1994, 1995, 1996, 1997 and 1998. Based upon such compensation amounts, the parties understand that the amount described in Section 10(c) of the Prior Agreement is $435,089. Payments made and benefits provided in accordance with the Prior Agreement are in addition to payments to be made and benefits to be provided to the Executive under this Agreement; provided, however that the Employers shall not be required to provide the Executive with any "Benefits" (as defined in the Prior Agreement) that are duplicative of benefits provided to the Executive under this Agreement. Except for their obligations as "Successors" under Section 10 of the Prior Agreement, the Employers shall have no liability to the Executive under the Prior Agreement after the Merger.

     10.  Confidential Information.
          ------------------------

          (a) The Executive acknowledges that the information, observations and data obtained by the Executive concerning the business and affairs of the Employers during the course of the Executive's employment are the property of the Employers, including information concerning acquisition opportunities in or reasonably related to the business or industry of the Employers of which the Executive becomes aware during such period. Therefore, the Executive agrees that he will not at any time (whether during or after the Employment Term) disclose to any unauthorized person or, directly or indirectly, use for the Executive's own account, any of such information, observations or data without the consent of the Boards, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a direct or indirect result of the Executive's unauthorized acts or omissions to act or the unauthorized acts or omissions to act of other employees of the Employers. The Executive agrees to deliver to the Employers at the termination of the Executive's employment, or at any other time the Employers may request in writing (whether during or after the Employment Term), all memoranda, notes, plans, records, reports and other documents, regardless of the format or media (and copies thereof), relating to the business of the Employers and their predecessors (including, without limitation, all acquisition prospects, lists and contact information) which the Executive may then possess or have under the Executive's control.

          (b) The Executive acknowledges that the restrictions contained in this Section 10 hereof are reasonable and necessary, in view of the nature of the Employers' business, in order to protect the legitimate interests of the Employers, and that any violation thereof would result in irreparable injury to the Employers. Therefore, the Executive agrees that in the event of a breach or threatened breach by the Executive of the provisions of Section 10(a) hereof, the Employers shall be entitled to obtain from any court of competent jurisdiction, preliminary or permanent injunctive relief restraining the Executive from disclosing or using any such confidential information. Nothing herein shall be construed as prohibiting the Employers from pursuing any other remedies available to them for such breach or threatened breach, including, without limitation, recovery of damages from the Executive.

     11.  Parachute Payment Limitation.  Notwithstanding any other provisions of
          ----------------------------
this Agreement, the Prior Agreement or any other agreement, contract, or understanding heretofore or hereafter entered into by the Executive with Skaneateles Bancorp, Skaneateles Bank, BSB Bancorp, the Bank, or any subsidiary or affiliate of any of them (the "Other Agreements"), and notwithstanding any formal or informal plan or other arrangement heretofore or hereafter adopted by Skaneateles Bancorp, Skaneateles Bank, BSB Bancorp, the Bank or any such subsidiary or affiliate for the direct or indirect provision of compensation to the Executive (including groups or classes of participants or beneficiaries of which the Executive is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Executive (a "Benefit Plan"), the Executive shall not have any right to receive any payment or other benefit under this Agreement, the Prior Agreement, any Other Agreement, or any Benefit Plan if such payment or benefit, taking into account all other payments or benefits to or for the Executive under this Agreement, the Prior Agreement, all Other Agreements, and all Benefit Plans, would cause any such payment to the Executive to be considered a "parachute payment" within the meaning of Section 280G(b)(2) of the Code (a "Parachute Payment"). In the event that the receipt of any such payment or benefit under this Agreement, the Prior Agreement, any Other Agreement, or any Benefit Plan would cause the Executive to be considered to have received a Parachute Payment, then the Executive shall have the right, in the Executive's sole discretion, to designate those payments or benefits under this Agreement, the Prior Agreement, any Other Agreements, and/or any Benefit Plans, which should be reduced or eliminated so as to avoid having the payment to the Executive under this Agreement be deemed to be a Parachute Payment. In the event that there is a dispute between the parties as to whether, or the extent to which, a reduction in such payments to the Executive is required to prevent such payment from constituting a Parachute Payment, the parties agree that they shall be bound by the determination of such matter by a national accounting firm selected jointly by the Bank and the Executive (or, if they are unable to agree, chosen by lot from among an equal number of nominees designated by the Bank and the Executive); provided, however that the firm selected shall not be the accounting firm that is then serving as the auditor of the Employers unless the Executive consents in writing to such selection. In the event that the Executive would otherwise be deemed to have received an amount that would constitute a Parachute Payment, the amount paid to him that exceeds the maximum amount permissible under this Section 11 shall be treated as a loan to him and shall be repaid, with interest, to the extent necessary to reduce the amount paid to the maximum permissible amount. Any such loan shall be repaid in full six months after (a) the date on which the Bank notifies the Executive that a loan relationship exists, if there is no dispute as to whether, or the extent to which, a reduction is required, or (b) the date on which the Executive and the Bank receive the written opinion of a national accounting firm (selected in the manner described above), if there is such a dispute, and may be repaid by the Executive without prepayment penalty at any time during such six month period.

     12.  Miscellaneous.
          -------------

          (a)  No Assignment.  This Agreement is personal to each of the parties
               -------------
hereto. No party may assign or delegate any of his or its rights or obligations hereunder without first obtaining the written consent of the other party hereto. However, in the event of the death of the Executive, all of his rights to receive payments hereunder shall become rights of his estate as provided in
Section 8(d) hereof.

          (b)  Other Contracts.  The Executive shall not, during the Employment
               ---------------
Term, have any other paid employment other than with a subsidiary or affiliate of the Employers, except with the prior written approval of the Boards.

          (c)  Amendments or Additions; Action by Boards.  No amendments or
               -----------------------------------------
additions to this Agreement shall be binding unless in writing and signed by all parties hereto. The prior approval by a majority affirmative vote of the Boards shall be required in order for the Employers to authorize any amendments or additions to this Agreement or to give any consents or waivers of provisions of this Agreement, or to terminate the Executive's employment with or without Cause under Section 8(a) hereof.

          (d)  Section Headings.  The section headings used in this Agreement
               ----------------
are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

          (e)  Severability.  The provisions of this Agreement shall be deemed
               ------------
severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

          (f)  Governing Law.  This Agreement shall be governed by the laws of
               -------------
the United States, where applicable, and otherwise by the laws of the State of New York other than the choice of law rules thereof.

          (g)  Notice.  For the purposes of this Agreement, notices and all
               ------
other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed, if to the
Employers:

                           BSB BANK & TRUST COMPANY
                           58-68 Exchange Street
                           Binghamton, New York 13902
                           Attention:  Chief Executive Officer

or if to the Executive:    John P. Driscoll
                           4 West Lake Street
                           Skaneateles, New York  13152

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

          (h)  Counterparts.  This Agreement may be executed in several
               ------------
counterparts, for the convenience of the parties, but shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, or caused this Agreement to be duly executed on their behalf, as of the date and year first above written.

Attest:                             BSB BANK & TRUST COMPANY

/s/ Larry G. Denniston              By:  /s/ Alex S. DePersis
----------------------                   --------------------



Attest:                             BSB BANCORP, INC.

___________________________         By:  /s/ Alex S. DePersis
                                         --------------------

                                    By:  /s/ John P. Driscoll
                                         --------------------
                                         John P. Driscoll
                                         Executive